As filed with the Securities and Exchange Commission on June 10, 1997
                                                   Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                     U.S. RESTAURANT PROPERTIES MASTER L.P.
             (Exact name of Registrant as specified in its charter)

    Delaware                 5310 Harvest Hill Road             41-1541631
                                    Suite 270
                                Dallas, Texas 75230
                                  (972) 387-1487

(State or other             (Address, including zip          (I.R.S. Employer
jurisdiction of             code, and telephone number,      Identification No.)
incorporation               including area code, of
organization)               Registrant's Principal
                            Executive Offices)

                              ---------------------

                                Robert J. Stetson
                      President and Chief Executive Officer
                              QSV Properties, Inc.
                            Managing General Partner
                             5310 Harvest Hill Road
                                    Suite 270
                               Dallas, Texas 75230
                                 (972) 387-1487
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                   Copies to:

                             Kenneth L. Betts, Esq.
                         Winstead Sechrest & Minick P.C.
                           1201 Elm Street, Suite 5400
                               Dallas, Texas 75270
                              ---------------------

              Approximate date of commencement of proposed sale to public:
From time to time following the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

(Calculation of Registration Fee appears on next page.)


                                         CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                           Proposed             Proposed
                                                            Maximum              Maximum
  Title of Each Class of              Amount to be       Offering Price     Aggregate Offering         Amount of
Securities to be Registered            Registered          Per Unit(1)            Price            Registration Fee(2)
------------------------------------------------------------------------------------------------------------------------
Units of Beneficial Interest,
par value $.01 per unit.............    340,801             $28.9375            $9,861,929              $2,989
========================================================================================================================


(1)   Estimated solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the high and low prices per Unit on the New York Stock Exchange on June 4, 1997.

                              ---------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                      340,801 Units of Beneficial Interest
                              ---------------------

         This prospectus ("Prospectus") relates to the offering from time to time by certain persons named in this Prospectus (the "Selling Unitholders") of 340,801 units of beneficial interest, $.01 par value per unit (the "Units"), of U.S. Restaurant Properties Master L.P. (the "Partnership"). The Partnership will not receive any proceeds from the offering of the Units.

         The Units may be sold from time to time by the Selling Unitholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made directly to purchasers or through agents, underwriters or dealers, on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Units may also be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Units as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) underwritten offerings. In effecting sales, underwriters, brokers or dealers engaged by the Selling Unitholders may arrange for other brokers or dealers to participate. Underwriters, brokers or dealers will receive commissions or discounts from Selling Unitholders in amounts to be negotiated immediately prior to the sale. These underwriters, brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sales and any commission received by them and any profit on the resale of the Units purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Partnership being notified by a Selling Unitholder that any material arrangement has been entered into with a broker-dealer for the sale of Units through a block trade, special offering, underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act disclosing (i) the name of the Selling Unitholder and of the participating broker-dealer(s), (ii) the number of Units involved, (iii) the price at which such Units were sold, (iv) the commissions paid or underwriting discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that the participating broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. Offers or sales of the Units have not been registered or qualified under the laws of any country other than the United States.

         The aggregate proceeds to the Selling Unitholders from the sale of the Units will be the purchase price of the Units sold less the aggregate agent's commissions and underwriters' discounts, if any. By agreement, the Partnership will pay substantially all of the expenses incident to the registration of the Units, except for underwriting discounts and selling commissions associated with the sale of the Units, all of which shall be paid by the Selling Unitholders.

         The Units are listed on the New York Stock Exchange (the "NYSE") under the symbol "USV." The closing price of the Units as reported on the NYSE on June 6, 1997, was $29.125 per Unit.

         SEE "RISK FACTORS" WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY'S
UNITS.
                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE
                              ---------------------

                  The date of this Prospectus is June 10, 1997.

                              AVAILABLE INFORMATION


         The Partnership has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Partnership and the Units offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

         The Partnership is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements, the Registration Statement and exhibits thereto and other information filed by the Partnership with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Partnership's Units are traded on the NYSE. The reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Partnership furnishes its unitholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are incorporated herein by reference the following documents heretofore filed by the Partnership with the Commission:

         (a) The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A filed May 2, 1997;

         (b) The Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

         (c) The Partnership's Current Report on Form 8-K dated December 30, 1996, as amended by the Form 8-K/A filed January 21, 1997, as further amended by the Form 8-K/A filed February 11, 1997, and as further amended by the Form 8-K/A filed April 3, 1997;

         (d) The Partnership's Current Report on Form 8-K dated April 14, 1997, as amended by the Form 8-K/A filed May 30, 1997; and

         (e) The Partnership's Registrant Statement on Form 8-A filed February 20, 1996.

         All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Units made hereby shall be deemed to be incorporated by reference into this Prospectus.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Partnership hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to QSV Properties, Inc., 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230.

                                  RISK FACTORS

         AN INVESTMENT IN UNITS INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE UNITS.

ACQUISITION AND EXPANSION RISKS

FAILURE TO ACQUIRE ACQUISITION PROPERTIES

         As of May 30, 1997, the Partnership had 40 additional restaurant properties under binding agreements of acquisition (the "Acquisition Properties"). In connection with the execution of such agreements, the Partnership made deposits of approximately $726,000 which may be non-refundable in whole or in part if the Partnership elects not to close some or all of such acquisitions. No assurance can be given that additional properties meeting the Partnership's acquisition criteria will be available or, if available, could be acquired by the Partnership.

RISK OF FAILURE TO REFINANCE EXISTING INDEBTEDNESS

         Currently, most of the Partnership's borrowings do not have long-term maturities and as a result, the Partnership will be required to refinance such borrowings prior to the maturities of the lease terms of its properties. Refinancing will depend upon the creditworthiness of the Partnership and the availability of financing under market conditions at the time such refinancing is required. Such refinancing of the Partnership's borrowings could result in higher interest costs and adversely affect results from operations. The granting of liens on its restaurant properties may preclude the Partnership from subsequently borrowing against such restaurant properties and distributing such loan proceeds to unitholders. Payment of the interest on, or amortization of, any such indebtedness could also decrease the cash distributable to unitholders if the financing and other costs of the Partnership's growth strategy exceed any incremental revenue generated.

NO LIMITATION ON INCURRENCE OF DEBT

         In order to fund the Partnership's growth strategy, the Partnership may borrow funds and grant liens on its properties to secure such indebtedness. If the Partnership were unable to repay or otherwise default in respect of any indebtedness, the Partnership's properties could become subject to foreclosure. The Partnership's charter documents do not restrict the amount of such indebtedness, and the extent of the Partnership's indebtedness from time to time may affect its interest costs, results of operations and its ability to respond to future business adversities and changing economic conditions. The Partnership has implemented a non-binding policy to maintain a ratio of total indebtedness of 50% or less to the greater of total market capitalization or the original cost of all of the Partnership's properties as of the date of such calculation. Because it is anticipated that the Partnership will not fix all of its interest costs for the long term, future changes in interest rates may positively or negatively affect the Partnership.

RISKS THAT THE PARTNERSHIP MAY NOT BE ABLE TO MANAGE EXPANDED PORTFOLIO

         At March 31, 1995, the Partnership owned and managed fewer than 125 restaurant properties. As of May 30, 1997, the Partnership's portfolio consisted of 448 restaurant properties in 44 states (the "Current Properties"). As a result of the rapid growth of the Partnership's portfolio and the anticipated additional growth, there can be no assurance that the Partnership will be able to adapt its management, administrative, accounting and operational systems to respond to the growth represented by the Acquisition Properties or any future growth. In addition, there can be no assurance that the Partnership will be able to maintain its current rate of growth or negotiate and acquire any acceptable properties in the future. A larger portfolio of properties could entail additional operating expenses that would be payable by the Partnership. Such acquisitions may also require loans to prospective tenants. Making loans to existing or prospective tenants involves credit risks and could subject the Partnership to regulation under various federal and state laws. Any operation of restaurants, even on an interim basis, would also subject the Partnership to operating risks (such as uncertainties associated with labor and food costs), which may be significant.

ADVERSE EFFECT OF INCREASES IN INTEREST RATES

         One of the factors that may influence the market price of the Units is the annual yield from distributions made by the Partnership on the Units as compared to yields on certain financial instruments. Thus, a general increase in market interest rates could result in higher yields on certain financial instruments which could adversely affect the market price for the Units, since alternative investment vehicles may be more attractive.

INVESTMENT CONCENTRATION IN SINGLE INDUSTRY

         The Partnership's current strategy is to continue to acquire interests in restaurant properties, specifically fast food and casual dining restaurant properties. As a result, a downturn in the fast food or casual dining segment could have a material adverse effect on the Partnership's total rental revenues and amounts available for distribution to its stockholders and partners.

DEPENDENCE ON SUCCESS OF BURGER KING(R)

         Of the Current Properties, 173 are occupied by operators of Burger King(R) restaurants. In addition, the Partnership intends to acquire additional Burger King(R) properties. As a result, the Partnership is subject to the risks inherent in investments concentrated in a single franchise brand, such as a reduction in business following adverse publicity related to the brand or if the Burger King(R) restaurant chain (and its franchisees) were to suffer a system-wide decrease in sales, the ability of franchisees to pay rents (including percentage rents) to the Partnership may be adversely affected.

FAILURE TO RENEW LEASES AND FRANCHISE AGREEMENTS

         The Current Properties are leased to restaurant franchise operators pursuant to leases with remaining terms varying from one to 28 years at May 30, 1997 and an average remaining term of nine years. No assurance can be given that such leases will be renewed at the end of the lease terms or that the Partnership will be able to renegotiate terms which are acceptable to the Partnership. The Partnership has attempted to extend the terms of certain of its existing leases pursuant to an "early renewal program," but in connection therewith has had to commit to paying for certain improvements on such properties.

REAL ESTATE INVESTMENT RISKS

GENERAL RISKS

         The Partnership's investments in real estate are subject to varying degrees of risk inherent in the ownership of real property. The underlying value of the Partnership's real estate and the income therefrom and, consequently, the ability of the Partnership to make distributions to its partners are dependent upon the operators of the Current Properties generating income in excess of operating expenses in order to make rent payments. Income from the Current Properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and the availability, cost and terms of mortgage funds, the impact of compliance with present or future environmental laws, the ongoing need for capital improvements, particularly for older restaurants, increases in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God (which may result in uninsured losses), acts of war, adverse changes in zoning laws and other factors beyond the Partnership's control.

ILLIQUIDITY OF REAL ESTATE MAY LIMIT ITS VALUE

         Real estate investments are relatively illiquid. The ability of the Partnership to vary its portfolio in response to changes in economic and other conditions is, therefore, limited. No assurance can be given that the market value of any of the Partnership's properties will not decrease in the future. If the Partnership must sell an investment, there can be no assurance that the Partnership will be able to dispose of it in a desirable time period or that the sales price will recoup or exceed the amount paid for such investment.

POSSIBLE ENVIRONMENTAL LIABILITIES

         The Partnership's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to use such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Partnership's results of operations and financial condition.

         In connection with the Partnership's acquisition of a property, a Phase I environmental assessment is obtained. A Phase I environmental assessment involves researching historical usages of a property, databases containing registered underground storage tanks and other matters, including an on-site inspection, to determine whether an environmental issue exists with respect to the property which needs to be addressed. If the results of a Phase I environmental assessment reveal potential issues, a Phase II assessment, which may include soil testing, ground water monitoring or borings to locate underground storage tanks, is ordered for further evaluation and, depending upon the results of such assessment, the transaction is consummated or the acquisition is terminated. Certain of the Phase I surveys obtained on the Current Properties revealed potential environmental concerns and the Partnership has had Phase II reports prepared with respect to such Current Properties.

         None of the environmental surveys prepared to date has revealed any environmental liability or compliance concern at the Current Properties that the Partnership believes would have a material adverse effect on the Partnership's business, assets, results of operations or liquidity, nor is the Partnership aware of any such liability or concern. Nevertheless, it is possible that Phase I surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Partnership will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Partnership's existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to the Partnership.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

         The Americans with Disabilities Act (the "ADA") generally requires that all public accommodations, including restaurants, comply with certain federal requirements relating to physical access and use by persons with physical disabilities. A determination that the Partnership or one of the Partnership's properties is not in compliance with the ADA could result in the imposition of fines, injunctive relief, damages or attorney's fees. The Partnership's leases contemplate that compliance with the ADA is the responsibility of the operator. While the Partnership believes that compliance with the ADA can be accomplished without undue costs, the costs of compliance may be substantial and may adversely impact the ability of such lessees to pay rentals to the Partnership. In addition, a determination that the Partnership is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF FACILITIES

         The Partnership requires its lessees to maintain comprehensive insurance on each of the properties, including liability, fire and extended coverage, and the Partnership is an additional named insured under such policies. Management believes such specific coverage is of the type and amount customarily obtained for or by an owner on real property assets. The Partnership intends to require lessees of subsequently acquired properties, including the Acquisition Properties, to obtain similar insurance coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which the Partnership's properties (including the Current Properties and the Acquisition Properties) are at risk depending on whether such events occur with any frequency in such areas. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the Partnership's investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it unfeasible to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Partnership might not be adequate to restore its economic position with respect to such property.

DEPENDENCE ON KEY PERSONNEL

         The Partnership's continued success is dependent upon the efforts and abilities of its key executive officers. In particular, the loss of the services of either Robert J. Stetson or Fred H. Margolin could have a material adverse effect on the Partnership's operations and its ability to effectuate its growth strategy. There can be no assurance that the Partnership would be able to recruit or hire any additional personnel with equivalent experience and contacts.

IMPACT OF COMPETITION ON OPERATIONS

ACQUISITIONS

         Numerous entities and individuals compete with the Partnership to acquire triple net leased restaurant properties, including entities which have substantially greater financial resources than the Partnership. These entities and individuals may be able to accept more risk than the Partnership is willing to undertake. Competition generally may reduce the number of suitable investment opportunities available to the Partnership and may increase the bargaining power of property owners seeking to sell. There can be no assurance that the Partnership will find attractive triple net leased properties or sale/leaseback transactions in the future.

OPERATIONS

         The restaurants operated on the Current Properties are subject to significant competition (including competition from other national and regional fast food restaurant chains) including other Burger King(R) restaurants, local restaurants, restaurants owned by the Burger King Corporation ("BKC") or affiliated entities, national and regional restaurant chains that do not specialize in fast food but appeal to many of the same customers and other competitors such as convenience stores and supermarkets that sell prepared and ready-to-eat foods. The success of the Partnership depends, in part, on the ability of the restaurants operated on the properties to compete successfully with such businesses. The Partnership does not intend to engage directly in the operation of restaurants. However, the Partnership would operate restaurants located on its properties if required to do so in order to protect the Partnership's investment. As a result, the Partnership generally will be dependent upon the experience and ability of the lessees operating the restaurants located on the properties.

RISKS ASSOCIATED WITH PROPERTY DEVELOPMENT

         The Partnership may pursue certain restaurant property developments. New project developments are subject to numerous risks, including construction delays or costs that may exceed budgeted or contracted amounts, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, development involves the risk that developed properties will not produce desired revenue levels once leased, the risk of competition for suitable development sites from competitors which may have greater financial resources than the Partnership and the risk that debt or equity financing is not available on acceptable terms. There can be no assurance that development activities might not be curtailed or, if consummated, will perform in accordance with the Partnership's expectations and distributions to stockholders and partners, if any, might be adversely affected.

RISKS NEWLY-CONSTRUCTED RESTAURANT PROPERTIES DO NOT PERFORM AS EXPECTED

         The Partnership may pursue the acquisition of newly-constructed restaurant properties that do not have operating histories. The acquisition of newly-constructed restaurant properties involves numerous risks, including the risk that newly-constructed restaurant properties will not produce desired revenue levels (and, therefore, lease rentals) once opened.


                                 THE PARTNERSHIP


         The Partnership acquires, owns and manages income-producing properties that it leases on a triple net basis to operators of fast food and casual dining restaurants, primarily Burger King(R) and other national and regional brands, including Arby's(R), Dairy Queen(R), Hardee's(R) and Chili's(R). The Partnership acquires properties either from third party lessors or from operators on a sale/leaseback basis. Under a triple net lease, the tenant is obligated to pay all costs and expenses, including all real property taxes and assessments, repairs and maintenance and insurance. Triple net leases do not require substantial reinvestments by the property owner and, as a result, more cash from operations may be used for distributions to unitholders or for acquisitions.

         The Partnership is one of the largest publicly owned entities in the United States dedicated to acquiring, owning and managing restaurant properties. At May 30, 1997, the Partnership's portfolio consisted of 448 restaurant properties in 44 states, approximately 99% of which were leased. From the Partnership's initial public offering in 1986 until March 31, 1995, the Partnership's portfolio was limited to approximately 125 restaurant properties, all of which were leased on a triple net basis to operators of Burger King(R) restaurants. In May 1994, an investor group led by Robert J. Stetson and Fred H. Margolin acquired QSV Properties, Inc. (formerly named U.S. Restaurant
Properties,  Inc.),  the  managing  general  partner  of  the  Partnership  (the
"Managing General Partner"). In March 1995, certain amendments to the partnership agreement of the Partnership (the "Partnership Agreement") were proposed by the new management and adopted by the unitholders which authorized the Partnership to acquire additional properties, including restaurant properties not affiliated with BKC. Since adoption of the amendments, the Partnership has acquired 327 properties for an aggregate purchase price of approximately $196 million, including 311 properties acquired since January 1, 1996 and has entered into binding agreements to acquire the Acquisition Properties for an aggregate purchase price of approximately $23 million. Upon acquisition of the Acquisition Properties, the Partnership's portfolio will consist of an aggregate of 488 properties in 44 states, consisting of 172 Burger King(R) restaurants, 77 Arby's(R), 42 Dairy Queen(R) restaurants, 31 Hardee's(R) restaurants, 30 Grandy's(R), 22 Pizza Hut(R) restaurants, 17 Bruegger's Bagels(R), 12 Schlotzsky's(R) restaurants, eight Chili's(R) restaurants and 77 other properties, most of which are regional brands.

         The Partnership's management team consists of senior executives with extensive experience in the acquisition, operation and financing of fast food and casual dining restaurants. Mr. Stetson, the President--Chief Executive Officer of the Managing General Partner is the former President of the Retail Division and Chief Financial Officer of BKC, as well as the former Chief Financial Officer of Pizza Hut, Inc. As a result, management has an extensive network of contacts within the franchised fast food and casual dining restaurant industry. Based on management's assessment of market conditions and its knowledge and experience, the Partnership believes that substantial opportunities exist for it to acquire additional restaurant properties on advantageous terms.

         The Partnership is a Delaware limited partnership. QSV Properties, Inc. (formerly named U.S. Restaurant Properties, Inc.), is the Managing General Partner of the Partnership. The principal executive offices of the Partnership and the Managing General Partner are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487, FAX (972) 490-9119.

                               RECENT DEVELOPMENTS


         RECENT ACQUISITIONS: Since January 1, 1997, the Partnership has acquired 127 restaurant properties for an aggregate purchase price of approximately $80 million. The acquired properties are leased on a triple net basis to operators of Burger King, Arby's, Dairy Queen, Pizza Hut, Grandy's, Bruegger's Bagels and other brand name restaurants.

         PENDING ACQUISITIONS: At May 30, 1997, the Partnership had entered into binding agreements to purchase interests in 40 Acquisition Properties for an aggregate purchase price of approximately $23 million.

         REIT CONVERSION: The Partnership has delivered to each holder of Units as of April 30, 1997, a Proxy Statement/Prospectus, soliciting the approval of the limited partners to convert (the "Conversion") the Partnership into a real estate investment trust ("REIT"). A special meeting of limited partners will be held on June 27, 1997 (the "Special Meeting"). At the Special Meeting, the limited partners will be asked to approve two alternative proposals to effect the Conversion:
(i) the Merger Alternative and (ii) the Exchange Alternative.

         The Merger Alternative would be effected through the tax-free merger of the Partnership with a partnership subsidiary of U.S Restaurant Properties, Inc., a Maryland corporation (the "REIT Corporation"), with the Partnership being the surviving entity (the "Merger") and, as a result, becoming a subsidiary of the REIT Corporation. Pursuant to the Merger, each holder of units will receive one share of common stock of the REIT Corporation ("Common Stock") for each Unit so held. Consummation of the Merger is contingent upon the receipt of a satisfactory ruling from the Internal Revenue Service (the "IRS") as to the tax-free nature of the Merger.

         In the event such ruling is not received, the Conversion will be phased in through the implementation of amendments to the Partnership Agreement to permit unitholders to exchange their Units for shares of Common Stock at any time and to require such an exchange prior to the transfer of the Units to third parties (the "Exchange Alternative"). The Exchange Alternative will be implemented only if the Partnership does not receive a favorable ruling with respect to the tax-free nature of the Merger.


                                 USE OF PROCEEDS


         The Partnership will not receive any proceeds from the offering of Units covered by this Prospectus.

                               SELLING UNITHOLDERS


         The following table provides certain information with respect to the Units held and to be offered under this Prospectus from time to time by each Selling Unitholder. Because the Selling Unitholders may sell all or part of their Units pursuant to this Prospectus, and the offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of Units that will be held by each Selling Unitholder upon termination of the offering covered by this Prospectus.


              NAME                                     NUMBER OF UNITS

Valhi, Inc.                                                  222,222
Congress Street Partners, Ltd.                                 9,871
Learned Bagels Limited Partnership                            12,025
Ben Abba Limited Partnership                                   9,950
West Taft Road Limited Partnership                             6,284
Bull City Bank Building Limited Partnership                    7,696
104 West Franklin Limited Partnership                          6,734
Hillsboro Wolfpack Limited Partnership                         8,420
Norstar Real Estate Limited Partnership                        6,253
Twin Cities II Limited Partnership                            15,007
Sunnymorning Limited Partnership                              19,985
Hawkeye Preservation Limited Partnership                       7,696
Riverside Limited Partnership                                  8,658
                                                           ---------
                                                             340,801


         In connection with its acquisition of Units from the Partnership, Valhi, Inc. and the Partnership entered into a Standstill Agreement dated April 30, 1997 pursuant to which Valhi, Inc. agreed to certain limitations on its ability to acquire additional Units and to dispose of Units held by it, and its ability to take certain actions as a holder of the Units. The Standstill Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the foregoing summary is qualified in its entirety by reference to the text of the Standstill Agreement.

         The Partnership is unaware of any material relationship between any of the Selling Unitholders and the Partnership in the past three years other than as a result of the ownership of the Units.

                              PLAN OF DISTRIBUTION


         The Units may be sold from time to time by the Selling Unitholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made directly to purchasers or through agents, underwriters or dealers, on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Units may also be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Units as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) underwritten offerings. In effecting sales, underwriters, brokers or dealers engaged by the Selling Unitholders may arrange for other brokers or dealers to participate. Underwriters, brokers or dealers will receive commissions or discounts from Selling Unitholders in amounts to be negotiated immediately prior to the sale. These underwriters, brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with the sales and any commission received by them and any profit on the resale of the Units purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Partnership being notified by a Selling Unitholder that any material arrangement has been entered into with a broker-dealer for the sale of Units through a block trade, special offering, underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of each such Selling Unitholder and of the participating broker-dealer(s), (ii) the number of Units involved, (iii) the price at which such Units were sold, (iv) the commissions paid or underwriting discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         The Selling Unitholders reserve the sole right to accept and, together with any agent of the Selling Unitholders, to reject in whole or in part any proposed purchase of the Units. The Selling Unitholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         To the extent required, the amount of the Units to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Partnership in a prospectus supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the

Registration Statement. The Selling Unitholders and agents who execute orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Offers or sales of the Units have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Units will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Units may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Units may not simultaneously engage in market-making activities with respect to the Units for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Unitholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Units by the Selling Unitholders or any such other person. All of the foregoing may affect the marketability of the Units and the brokers' and dealers' ability to engage in market-making activities with respect to the Units.

         The Partnership will pay substantially all of the expenses incident to the registration of the Units, estimated to be approximately $20,000.


                              DESCRIPTION OF UNITS


         The following paragraphs generally describe the Units and certain provisions of the Deposit Agreement, dated as of February 3, 1987, between Morgan Guaranty Trust Company of New York (the "Depositary") and the Partnership, as amended by that certain First Amendment, dated as of May 5, 1987 (as amended, the "Deposit Agreement") (including the form of depositary receipt (the "Depositary Receipt") and transfer application (the "Transfer Application")). The following discussion is qualified in its entirety by reference to the Partnership Agreement, the Deposit Agreement and the Depositary Receipt.

GENERAL

         The percentage interest in the Partnership represented by a Unit is equal to the ratio it bears at the time of such determination to the total number of Units in the Partnership (including any undeposited Units) outstanding, multiplied by the aggregate percentage interest in the Partnerships of all unitholders. Each Unit evidences entitlement to a portion of the Partnership's cash flow, proceeds from capital transactions and allocations of net income and net loss, as determined in accordance with certain provisions of the Partnership Agreement, including provisions for increased distributions and allocations to the unitholders) of cash flow and proceeds of capital transactions above certain levels. To maintain the uniformity of the Units, the Managing General Partner is authorized to make certain adjustments to the capital accounts, unrecovered capital and preferred returns so that all of the Units will reflect the same amounts on a per Unit basis. Such adjustments to the unrecovered capital will generally dilute the interests of purchasers of the Units. In addition, a unitholder's percentage interest in the Partnership will be diluted if the Partnership issues Units to a general partner in connection with the conversion of its interest as a general partner into Units upon its withdrawal or removal.

         The Managing General Partner has deposited all of the issued and outstanding Units with the Depositary. Depositary Receipts may be held in a "street name" account or by any other nominee holder. In such event, the nominee holder will be required to provide the Partnership an undertaking to provide transferees with copies of all reports issued by the Partnership to the unitholders. The Partnership will not recognize the transfer of Units held by a nominee holder from one beneficial owner to another unless the nominee holder submits an executed Transfer Application on behalf of the transferee. In the absence of written notice to the Partnership or the Depositary to the effect that a holder of Units is holding such Units in the capacity of nominee holder and identifying the beneficial owner thereof, the Partnership will treat the nominee holder of a Depositary Receipt as the absolute owner thereof for all purposes, and the beneficial owner's rights shall be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

TRANSFER OF THE DEPOSITARY RECEIPTS

         The Depositary Receipts are transferable upon compliance with the procedure described below. A transferee of a Depositary Receipt will be an assignee with respect to the Unit evidenced thereby unless and until the Managing General Partner, in its sole and absolute discretion, consents to the admission of such transferee as a Substituted Limited Partner (as defined in the Partnership Agreement) with respect to such Unit and amends the Partnership Agreement to reflect such admission. Although the Managing General Partner reserves the right, in its sole and absolute discretion, to refuse to consent to the admission of any transferee of a Depositary Receipt for any reason or for no reason at all, the Managing General Partner currently anticipates that it generally will consent to the admission of transferees of Depositary Receipts who comply with the procedure described below.

         A subsequent transferee of a Depositary Receipt (or his or her broker, dealer or nominee holder on his or her behalf) will be required to deliver an executed Transfer Application to the Depositary prior to registration of a transfer by the Depositary. Transfer Applications appear on the back of each Depositary Receipt and also will be furnished at no charge by the Depositary or other transfer agent upon receipt of a request therefor. A subsequent transferee of a Depositary Receipt, whether or not a Transfer Application has been executed by or on his behalf, will be deemed to have (a) agreed to be bound by the terms and conditions of the Deposit Agreement and Depositary Receipt, (b) agreed to be bound by the terms and conditions of the Partnership Agreement, (c) executed any documents reasonably required by the Partnership in connection with the transfer and such admission, and (d) granted the power of attorney described below. A request by any broker, dealer or other nominee holder to register transfer of a Depositary Receipt, however signed (including by any stamp, mark or symbol executed or adopted with intent to authenticate the Depositary Receipt), will be deemed to be execution of a Transfer Application by and on behalf of such nominee and the beneficial owner of such Depositary Receipt. Until the transfer of a Depositary Receipt has been registered on the books of the Depositary or another transfer agent, the Depositary and the Partnership will treat the record holder thereof as the absolute owner thereof for all purposes.

         Transferees who do not execute a Transfer Application (either themselves or through their broker, agent or nominee on their behalf) will not be treated either as an Assignee or as a record holder of Units and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Units. Nonetheless, any transferee of a Unit conclusively will be deemed to have agreed to be bound by the terms of the Partnership Agreement, the Deposit Agreement and the Depositary Receipt.

         Pursuant to the terms of the Partnership Agreement, each purchase of a Unit in this Offering and each subsequent transferee of a Depositary Receipt appoints the Managing General Partner and each of the Managing General Partner's authorized officers and attorneys-in-fact as such transferee's attorney-in-fact
(a) to enter into the Deposit Agreement and deposit the Units of such transferee in the deposit account established by the Depositary, and (b) to make, execute, file and/or record (i) documents with respect to the qualification of the Partnership as a limited partnership in Delaware and other appropriate jurisdictions; (ii) other documents requested by, or appropriate under the laws of, any appropriate jurisdiction; (iii) instruments with respect to any amendment of the Partnership Agreement; (iv) conveyances and other instruments or documents with respect to the dissolution, termination, and liquidation of the Partnership pursuant to the terms of the Partnership Agreement; (v) financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the Partnership; (vi) instruments or papers required to continue the business of the Partnership pursuant to the Partnership Agreement; (vii) instruments relating to the admission of any Partner to the Partnership; and (viii) all other instruments deemed necessary or advisable, to carry out the provisions of the Partnership Agreement. Such power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting transferee, and will extend to such transferee's heirs, successors and assigns.

WITHDRAWAL OF UNITS

         The Deposit Agreement generally provides that a record holder of a Unit on deposit may withdraw such Unit from the Depositary upon written request and surrender of the Depositary Receipt evidencing such Unit. A Unit withdrawn from the Depositary will be evidenced by a certificate issued by the Partnership. Withdrawn Units may not be transferred except upon death, by operation of law or by transfer to the Partnership, but record holders of withdrawn Units will continue to receive their respective shares of distributions and allocations pursuant to the terms of the Partnership Agreement. In order to transfer a Unit withdrawn from a Depositary (other than upon death, by operation of law or to the Partnership), a unitholder must redeposit the certificate representing such Unit with the Depositary and request issuance of a Depositary Receipt, which then may be transferred. Any redeposit of such Unit with the Depositary will require 60 days' advance written notice and payment of a redeposit fee (currently $5.00 per 100 Units (or portion thereof) and will be subject to satisfaction of certain other procedural requirements under the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The Depositary at any time may resign as Depositary and at any time may be removed by the Partnership. The resignation or removal of the Depositary becomes effective upon the appointment of a successor Depositary by the Partnership and written acceptance by the successor Depositary of such appointment. In the event a successor Depositary is not appointed within 30 days of notification of such resignation or removal, the Managing General Partner will act as Depositary until a successor Depositary is appointed. Any corporation into or with which the Depositary may be merged or consolidated will be the successor Depositary without the execution or filing of any document or any further act.

AMENDMENT

         Subject to the restrictions described below, the Deposit Agreement (including the form of Depositary Receipt) may be amended by the mutual agreement of the Managing General Partner, the Partnership and the Depositary. In the event any such amendment adversely affects any substantial rights of holders of Units on deposit, such amendment will not be effective without the affirmative vote or consent of record holders of a majority of the Units on deposit, as described below. No amendment to the Deposit Agreement may impair the right of a unitholder to surrender the Depositary Receipt and withdraw any or all of the Units evidenced thereby or to redeposit Units pursuant to the Deposit Agreement and receive a Depositary Receipt evidencing such redeposited Units.

         Any amendment of the Deposit Agreement that imposes any fee, tax or charge (other than the fees and charges set forth in the Deposit Agreement) upon Depositary Receipts will not be effective until the expiration of 30 days after notice of the amendment has been given to the record holders of Depositary Receipts or, if the amendment is presented for a vote of the record holders of Units on deposit, until it has been approved by the affirmative vote of the record holders of a majority of such Units.

         For the purpose of considering any amendment of the Deposit Agreement that adversely affects any substantial right of the record holders of Units on deposit, the Partnership may call a meeting of the record holders of such Units according to the procedures set forth in the Deposit Agreement. Such an amendment of the Deposit Agreement also may be approved if record holders of a majority of such Units, as of a record date selected by the Depositary, consent thereto in writing filed with the Depositary.

TERMINATION

         The Partnership may not terminate the Deposit Agreement unless such termination (a) is in connection with the Partnership entering into a similar agreement with a new depositary selected by the Managing General Partner, (b) is as a result of the Partnership's receipt of an opinion of counsel to the effect that such termination is necessary for the Partnership to avoid being treated as an association taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws, or
(c) is in connection with the dissolution of the Partnership. The Depositary will terminate the Deposit Agreement, when directed to do so by the Partnership not less than 45 days prior to the date fixed for termination, by mailing notice of termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in the notice, which date must be at least 30 days after it is mailed.

DUTIES AND STATUS OF DEPOSITARY

         The Managing General Partner may request the Depositary to act as paying agent with respect to any distributions by the Partnership. In addition to its out-of-pocket expenses, the Depositary will charge the Partnership fees for serving as Depositary, for transferring Depositary Receipts, for withdrawal or redepositing of Units and for any preparation and mailing of distribution checks. All such fees and expenses will be borne by the Partnership, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, tax or other governmental charges, special charges for services requested by unitholders (including redeposit of withdrawn Units) and other similar fees or charges will be borne by the affected unitholders. There will be no charge to unitholders for any disbursements by the Depositary of Partnership distributions.

         American Stock Transfer & Trust Company currently acts as the registrar and transfer agent for the Depositary Receipts.


                                  LEGAL MATTERS


         The validity of the Units offered hereby will be passed upon for the Partnership by Winstead Sechrest & Minick P.C., Dallas, Texas.


                                     EXPERTS


         The  consolidated   financial  statements  and  the  related  financial
statement schedule incorporated in this prospectus by reference to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996; the combined statement of revenues and certain expenses of RR Restaurant 1986-1 Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; the combined statement of revenues and certain expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Bruegger's Acquisition) for the year ended December 31, 1996; and the statement of revenues and certain expenses of Tulip Properties Limited Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996 appearing in the Current Report on Form 8-K/A dated March 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as an expert in accounting and auditing.

The Statement of Revenues and Direct Operating Expenses Applicable to Seventy-Five Arby's Restaurant Properties Acquired by U.S. Restaurant Properties Master L.P. for the year ended December 28, 1996, appearing in the Current Report on Form 8-K/A, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         No person has been authorized to give              340,801 UNITS OF
any information or to make any representations             BENEFICIAL INTEREST
other than those contained herein and,if given
or made,  such  information or representations
must   not  be  relied  upon  as  having  been
authorized  by the  Partnership or the Selling
Stockholders.    This   Prospectus  does   not               U.S. RESTAURANT
constitute an offer to sell, or a solicitation           PROPERTIES MASTER L.P.
of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Partnership since the date hereof.

           ---------------

          TABLE OF CONTENTS

                                         PAGE

Available Information.....................  2                   --------------
Incorporation of Certain Documents by
   Reference..............................  2                     PROSPECTUS
Risk Factors..............................  4
The Partnership............................ 9                   --------------
Recent Developments....................... 11
Use of Proceeds........................... 11
Selling Stockholders...................... 11
Plan of Distribution...................... 12
Description of Units...................... 13
Legal Matters............................. 17                    JUNE 10, 1997
Experts................................... 17

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses expected to be paid by the Partnership in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee........................           $ 3,000
Legal Fees and Expenses.....................            10,000
Accountant's Fees and Expenses..............             5,000
Miscellaneous Expenses......................             2,000
                                                        ------

         Total..............................          $ 20,000
                                                       =======



Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Partnership Agreement provides that the Managing General Partner and its affiliates, officers, directors, agents, and employees will not be personally liable to the Partnership or to any of its unitholders for any actions that do not constitute actual fraud, gross negligence, or willful or wanton misconduct if the Managing General Partner or such other person acted (or failed to act) in good faith and in a manner they believed to be in, or not opposed to, the interests of the Partnership. Therefore, the unitholders have a more limited right against the Managing General Partner than they would have absent the limitations in the Partnership Agreement. The Partnership also indemnifies the Managing General Partner and such persons and entities against all liabilities, costs, and expenses (including legal fees and expenses) incurred by a Managing General Partner or any such person or entity arising out of or incidental to the business of the Partnership, including without limitation, liabilities under the federal and state securities laws if (i) the Managing General Partner or such person or entity acted (or failed to act) in good faith and in a manner it believed to be in, or not opposed to, the interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe such conduct was unlawful; and (ii) the conduct of the Managing General Partner or of such person did not constitute actual fraud, gross negligence, or willful or wanton misconduct. A successful indemnification of the Managing General Partner could deplete the assets of the Partnership unless the Partnership's indemnification obligation is covered by insurance. The Partnership's indemnification obligation is currently not covered by insurance. No determination has been made whether to attempt to secure such insurance, which may not be available at a reasonable price or at all. Any unitholder who recovers from any indemnified party an amount for which the indemnified party is entitled to indemnification will be personally liable to the Partnership and the indemnified party (in aggregate) for and to the extent of such amount.

         Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

         Section 145 of the Delaware General Corporation Law sets forth the extent to which a person who is a director or officer of a Delaware corporation or serves at the request of a Delaware corporation as a director, officer, employee or agent of any other enterprise may be indemnified against all liabilities they may incur in their capacity as such. Article VIII of the Managing General Partner's Bylaws provides for the indemnification of directors and officers of the Managing General Partner and such directors and officers who serve at the request of the Managing General Partner as directors, officers, employees, or agents of any other enterprise against certain liabilities under certain circumstances.

ITEM 16.  EXHIBITS

4.1 Second Amended and Restated Partnership Agreement of the Partnership, filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-02675) and incorporated herein by reference.

4.2     Certificate of Limited Partnership of the Partnership, filed as Exhibit
        4.2 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-02675) and incorporated herein by reference.

4.3 Deposit Agreement, dated as of February 3, 1987, between Morgan Guaranty Trust Company of New York and the Partnership (including the form of the Depositary Receipt and transfer application), filed as Exhibit 4.5 to Amendment No. 3 to the Registrant's Registration Statement on Form S-11 (Registration No. 33-2382) and incorporated herein by reference.

4.4 First Amendment to the Deposit Agreement, dated as of May 5, 1987, between Morgan Guaranty Trust Company of New York and the Partnership, filed as Exhibit (4)A to the Registrant's Current Report on Form 8-K, dated as of September 30, 1987 and incorporated herein by reference.

4.5 Second Amended and Restated Partnership Agreement of U.S. Restaurant Properties Operating L.P., filed as Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

4.6 Certificate of Limited Partnership of U.S. Restaurant Properties Operating L.P., filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

4.7 Unit Purchase Agreement, dated as of April 18, 1997, between the Partnership and Valhi, Inc.

4.8     Standstill   Agreement,   dated  as  of   April 30,  1997,  between  the
        Partnership and Valhi, Inc.

4.9 Form of Registration Rights Agreement, entered into by and between the Partnership and Congress Street Partners, Ltd., Learned Bagels Limited Partnership, Ben Abba Limited

        Partnership, West Taft Road Limited Partnership, Bull City Bank Building Limited Partnership, 104 West Franklin Limited Partnership, Hillsboro Wolfpack Limited Partnership, Norstar Real Estate Limited Partnership, Twin Cities II Limited Partnership, Sunnymorning Limited Partnership, Hawkeye Preservation Limited Partnership and Riverside Limited Partnership, respectively.

5.1     Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the
        Units

23.1    Consent of Deloitte & Touche LLP

23.2    Consent of Coopers & Lybrand

23.2    Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1)

24.1    Power of Attorney (included on page II-5)


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any prospectus required by section 10(a)
                           (3) of the Securities Act of 1933:

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post - effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth inthe "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Partnership pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Partnership pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, June 9, 1997.


                                       U.S. RESTAURANT PROPERTIES MASTER L.P.
                                       a Delaware limited partnership

                                       By:   QSV Properties, Inc.,
                                             a Delaware corporation, its
                                             Managing General Partner


                                       By:  /s/ Robert J. Stetson
                                           ----------------------
                                           Robert J. Stetson
                                           President and Chief Executive Officer



                        POWER OF ATTORNEY AND SIGNATURES

         Each of the undersigned directors and officers of QSV Properties, Inc. hereby appoints each of Robert J. Stetson and Fred H. Margolin, to sign on his behalf all pre-effective and post-effective amendments to this Registration Statement and to carry out any other acts and sign any other documents that such individual considers necessary or advisable in connection with this Registration Statement.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                       TITLE                        DATE


  /s/ Robert J. Stetson      President, Chief Executive        June 9, 1997
--------------------------   Officer and Director(Principal
       Robert J. Stetson     Accounting Officer, Principal
                             Executive Officer and Principal
                             Financial Officer)


  /s/ Fred H. Margolin       Treasurer, Secretary and          June 9, 1997
--------------------------   Director
       Fred H. Margolin


  /s/ Eugene G. Taper        Director                          June 9, 1997
--------------------------
       Eugene G. Taper

  /s/ Gerald H. Graham       Director                          June 9, 1997
-------------------------
       Gerald H. Graham


  /s/ Darrel Rolph           Director                          June 9, 1997
-------------------------
       Darrel Rolph


  /s/ David Rolph            Director                          June 9, 1997
-------------------------
       David Rolph